Exhibit D(173)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENTS

Between

MML INVESTMENT ADVISERS, LLC

and

T. ROWE PRICE ASSOCIATES, INC.

This Amendment (this “Amendment”) made as of the 1st day of August, 2020 by MML Investment Advisers, LLC (the “Manager”) and T. Rowe Price Associates, Inc. (the “Subadviser”) amends the Investment Subadvisory Agreements (each, an “Investment Subadvisory Agreement”) between them relating to each of the open-end investment companies listed on Schedule 1 (each, a “TRP Subadvised Underlying Fund”), dated as of January 10, 2018. This Amendment shall become effective as to any TRP Subadvised Underlying Fund on and as of the date shown on Schedule 1 (as to any TRP Subadvised Underlying Fund, the “Effective Date”).

WHEREAS, the Manager has entered into a separate Investment Management Agreement with the MassMutual Select Funds (the “Trust”), on behalf of each TRP Subadvised Underlying Fund, and the Subadviser has entered into a separate Investment Subadvisory Agreement with the Manager in respect of each TRP Subadvised Underlying Fund; and

WHEREAS, each TRP Subadvised Underlying Fund pays a management fee to the Manager under such Investment Management Agreement, and the Manager pays a fee to the Subadviser pursuant to the Investment Subadvisory Agreements in respect of each TRP Subadvised Underlying Fund; and

WHEREAS, the Manager manages various MassMutual Select Funds which, as funds of funds, allocate, or may allocate, their assets among the TRP Subadvised Underlying Funds and other investments (each such Fund being referred to as a “MassMutual TRP Fund of Funds”); and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of any such Fund, has voted (i) to change the manner in which each MassMutual TRP Fund of Funds bears expenses, so that each MassMutual TRP Fund of Funds will begin paying an investment management fee directly to the Manager and the Manager will begin paying a subadvisory fee directly to the Subadviser in respect of those Funds, and (ii) in consideration of the foregoing, to approve a change to each of the Investment Management Agreements and Investment Subadvisory Agreements relating to the TRP Subadvised Underlying Funds to provide that no investment management fee will be payable by a TRP Subadvised Underlying Fund to the Manager and no subadvisory fee will be paid by the Manager to the Subadviser in respect of any TRP Subadvised Underlying Fund; and

WHEREAS, the Manager and the Subadviser wish to amend each Investment Subadvisory Agreement to provide that no such subadvisory fee will be payable to the Subadviser thereunder;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Compensation. Section 4, “Compensation of the Subadviser,” is replaced in its entirety with the following: [ ].

2. Other. All other terms and conditions of each Investment Subadvisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized signatories as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Douglas Steele	By:	/s/ Terence Baptiste
Name: Douglas Steele		Name: Terence Baptiste
Title: Vice President		Title: Vice President

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS

on behalf of the TRP Subadvised Underlying Funds listed on Schedule 1 hereto

By:	/s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

Schedule 1: MassMutual Select Funds

Subject to this Amendment

Name of TRP Subadvised Underlying Fund	Effective Date

MassMutual Select T. Rowe Price Bond Asset Fund	August 1, 2020
MassMutual Select T. Rowe Price Emerging Markets Bond Fund	August 1, 2020
MassMutual Select T. Rowe Price International Equity Fund	August 1, 2020
MassMutual Select T. Rowe Price Large Cap Blend Fund	August 1, 2020
MassMutual Select T. Rowe Price Limited Duration Inflation
Focused Bond Fund	August 1, 2020
MassMutual Select T. Rowe Price Real Assets Fund	August 1, 2020
MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund	August 1, 2020
MassMutual Select T. Rowe Price U.S. Treasury Long-Term Fund	August 1, 2020